Exhibit 8.1

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

June 25, 2014

Wells Fargo & Company,

420 Montgomery Street,

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $4,086,000 aggregate face amount of Medium-Term Notes, Series K, Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due January 25, 2021, as described in the Company’s Pricing Supplement No. 436 dated June 18, 2014 (“Pricing Supplement 436”) to the Product Supplement No. 4 dated May 2, 2012, the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”). We hereby confirm our opinion as set forth under the heading “United States Federal Tax Considerations” in Pricing Supplement 436.

We hereby consent to the reference to us under the heading “United States Federal Tax Considerations” in Pricing Supplement 436 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP